Exhibit 10.5

Agreement

Whereas, Arazu, Inc. (the ”Corporation”) has engaged the services of Ditto Media Solutions (Service Provider)  to perform services related to the creation and development of its website (the “Website”) and marketing campaign for the Website.

1. Services.

Service Provider shall provide up to 10 hours of service each month, consisting primarily of brand creation, business stationary and website design development and creation. Retail consulting for the Corporation’s domains located at www.arazuinc.com ; www.replicamotorcycleparts.com  and any other business area of Arazu residing online.

2.  Term

The term of this agreement shall be for 12 months from 14th July 2014.

3. Ownership

It is the intention of the parties that all rights, including, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Service Provider in connection with his or her services performed for the Corporation (the "Work") shall vest in the Corporation. The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a "work made for hire" within the meaning of the copyright laws of the United States, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion.

4.  Specifications

The Service Provider shall create a web-site with the following specifications

Functionality:

Create online shop for users to purchase items directly and pay online end to end.

Create social media hooks with Facebook, Linkedin, Google+ etc

Allow user account creation and order tracking integration

Allow users to be emailed with special offers specific to their requirements

Create Facebook Page for the Company and its brands

Create Twitter feeds, managed by the Company, for its brands

Terms and Conditions – The Company’s Terms and Conditions, relevant to the site and offering are to be displayed where appropriate

Privacy policy - The Company’s Privacy Policy, relevant to the site and offering are to be displayed where appropriate

Contact Us  - Appropriate Contact Us pages are to be created relevant to the brand and offering.

About Us – About Us pages are to be created relevant to the brand and offering.

5. Technologies

Service provider will use the following technologies:  PHP + MySQL + AJAX + Jquery + CSS3, HTML5 and advance tools to make that user friendly and professional.

6. Pertinent Timelines:

July 31st – Create Branding for Replica Motorcycle Parts business unit.

August 30th – Complete phase I of the online offering including availability of shop functionality to end users, for the Company to test and sign-off Phase I is to include the shop functionality where Ditto Media are uploading and managing the inventory and special offer functionality on behalf of the Company. Phase I should also include create of the social media hooks and social media pages.

September 30th – Complete phase II of the online offering including availability of shop functionality to end users, for the Company to test and sign-off. Phase II is to include the ‘back-end’ management of the system whereby the Company’s Staff are able to manage inventory, pricing and special offers

October 31st -  Complete phase III of the online offering including availability of shop functionality to end users, for the Company to test and sign-off. Phase III is to include the ‘user self-management’ element of the online resource. This is where users can create accounts, setup email alerts for product, track orders, create return labels and see their order history.

Ongoing Timelines: New dates will be added as new brands and offerings come online as this is assumed to be a 12 month contract.

7. Cost

Service provider shall be paid 2,100,000 shares at a base cost price of $0.05 per share. The value of the contract is assumed to be $105,000 over a twelve month period. The shares are to be issued upon execution of this contract.

8. Updates and Demos

Service Provider shall provide Corporation with regular updates on a demo server so it can know the progress and discuss any issues and changes. After all completion, Service Provider will make the Web-Site live it on the Corporation’s server.

Agreed and Accepted

Service Provider- Ditto Media Solutions

/s/ Jonathan Spruce

By: Jonathan Spruce

Corporation- Arazu, Inc.

/s/ Paul Clewlow

By: Paul Clewlow